Exhibit T3A.23

THE COMMONWEALTH OF THE BAHAMAS

The International Business Companies Act 2000

Company Limited by Shares

MEMORANDUM OF ASSOCIATION

OF

SHERRITT POWER (BAHAMAS) INC.

1.	The name of the Company is SHERRITT POWER (BAHAMAS) INC.

2.	The registered office of the Company is situate at the offices of M B & H Corporate Services Ltd., Mareva House, 4 George Street, Nassau, Bahamas.

3.	The registered agent of the Company is M B & H Corporate Services Ltd., Mareva House, 4 George Street, Nassau, Bahamas.

4.	The object or purpose for which the Company is established is to engage in any act or activity that is not prohibited under any law for the time being in force in The Commonwealth of the Bahamas.

5.	In the absence of appropriate authorisation the Company may not:

(a)	carry on banking or trust business as defined by the Banks and Trust Companies Regulation Act 2000;

(b)	carry on business as an insurance or a reinsurance company; or

(c)	carry on the business of providing corporate or financial services as defined by the Financial and Corporate Service Providers Act 2000.

6.	The liability of the members is limited.

7.	Shares in the Company shall be issued in the currency of the United States of America.

8.

The authorised capital of the Company is Five thousand dollars (5,000) and is made up of one class of shares divided into Five thousand (5,000) shares of the par value of One dollar (1.00) each with one vote for each share.

9.

The designations, powers, preferences, rights, qualifications, limitations and restrictions of each class and series of shares that the Company is authorised to issue shall be fixed by resolution of directors, but the directors shall not allocate different rights as to voting, dividends, redemption or distributions on liquidation unless the Memorandum of Association shall have been amended to create separate classes of shares and all the aforesaid rights as to voting, dividends, redemption and distributions shall be identified in each separate class.

10.	The shares of the Company are to be issued as registered shares.

11.	Registered Shares in the Company may be transferred subject to the prior or subsequent approval of the Company as evidenced by a resolution of directors.

WE, McKINNEY NOMINEES LIMITED and HUGHES COMPANY LIMITED, both of Mareva House, 4 George Street, Nassau, Bahamas, for the purpose of incorporating an International Business Company under the laws of the Commonwealth of the Bahamas, hereby subscribe our names to this Memorandum of Association the 1st day of November, 2006 in the presence of:

Subscribers

Paul D. Knowles (sgd)

Paul D. Knowles

Vice President

McKINNEY NOMINEES LIMITED

Paul D. Knowles (sgd)

Paul D. Knowles

Vice President

HUGHES COMPANY LIMITED

Witness:

Kendra Laidlaw (sgd)

Kendra Laidlaw

Mareva House

4 George Street

Nassau, Bahamas

Company Secretary

COMMONWEALTH OF THE BAHAMAS

New Providence

Dated the 1st day of November, 2006

MEMORANDUM OF ASSOCIATION

OF

SHERRITT POWER (BAHAMAS) INC.

M B & H Corporate Services Ltd.

Mareva House,

4 George Street,

Nassau, Bahamas